Exhibit 99.1

Pharmasset, Inc.
303-A College Road East
Princeton, NJ 08540 U.S.A.
Phone: (609) 613-4100
Fax: (609) 613-4150
www.pharmasset.com
Nasdaq: VRUS

Pharmasset and Roche obtain FDA consent to start a Phase 2b Study with R7128 in Treatment Naïve HCV patients

PRINCETON, NJ – (January 12, 2009) – Pharmasset, Inc. (Nasdaq: VRUS) announced today that they and their development partner, Roche, have agreed with the FDA on the final design for a phase 2b trial with R7128, a nucleoside inhibitor of hepatitis C (HCV), slated to initiate in the first quarter of this year.

“We are pleased that R7128 is advancing into a large phase 2b trial” stated Michelle Berrey, MD, MPH, Pharmasset’s Chief Medical Officer. “R7128 is the most advanced nucleoside polymerase inhibitor in development and we believe this class of drug brings a number of advantages to HCV-infected patients. R7128’s higher barrier to resistance and activity across multiple viral genotypes, as well as the promising short-term safety and tolerability, may bring patients a new option for therapy. We look for this trial to better define the optimal treatment duration with R7128 in combination with the standard of care”.

The phase 2b trial is anticipated to enroll about 400 treatment naïve, genotype-1 or genotype 4 HCV-infected patients. The trial will evaluate the dose and duration of treatment of R7128 in combination with Pegasys® plus Copegus®. The primary efficacy endpoint of the trial will be the proportion of patients that achieve a sustained virologic response (SVR), defined as undetectable (measured by Roche TaqMan assay) HCV RNA 24 weeks after completion of treatment. Patients will be enrolled into one of 5 arms:

•	24 weeks of total treatment, with R7128 500mg bid in combination with pegylated interferon and ribavirin for 12 weeks, followed by 12 weeks of pegylated interferon and ribavirin

•	24 weeks of total treatment, with R7128 1000mg bid in combination with pegylated interferon and ribavirin for 12 weeks, followed by 12 weeks of pegylated interferon and ribavirin

•	24 weeks of total treatment, with R7128 1000mg bid in combination with pegylated interferon and ribavirin for 8 weeks, followed by a further 16 weeks of pegylated interferon and ribavirin

•	48 weeks of total treatment, with R7128 1000mg bid in combination with pegylated interferon and ribavirin for 12 weeks, followed by a further 36 weeks of pegylated interferon and ribavirin.

•	A control arm with pegylated interferon and ribavirin for 48 weeks.

Patients in the 24 week arms will discontinue treatment at week 24 if they achieved a rapid virological response (RVR), defined as undetectable level of HCV RNA at week 4 (“RVR-guided”). Patients that do not achieve an RVR will continue on the standard of care until week 48.

According to the current study design, patients will be enrolled as two cohorts, with randomization of the second larger cohort being initiated based on 12 week safety data of the first cohort.

During 2009, we expect to provide updates on the progress of the trial.

About R7128

R7128 is being developed for the treatment of chronic HCV infection. R7128 is a prodrug of PSI-6130, a cytidine nucleoside analog inhibitor of HCV RNA polymerase. A prodrug is a chemically modified form of a molecule designed to enhance the absorption, distribution and metabolic properties of that molecule. R7128 has shown in vitro activity against all of the most common HCV genotypes (1, 2, 3 and 4).

In a 4-week Phase 1 combination study that was conducted in 81 treatment-naive patients chronically infected with HCV genotype 1, R7128 demonstrated significant short-term antiviral activity with safety and tolerability comparable to placebo with SOC. Results from the 500mg, 1500mg and 1000mg dose cohorts (cohorts 1, 2 and 3) in 81 treatment-naive patients infected with HCV genotype 1 indicated:

•

Results with R7128 500mg bid, 1000mg bid and 1500mg bid with SOC achieved a mean 3.8 log10 IU/mL (30% RVR, 6 of 20), 5.0 log10 IU/mL (88% RVR, 22 of 25) and 5.1 log10 IU/mL (85% RVR, 17 of 20) decrease in HCV RNA, respectively. Results with placebo with SOC indicated patients achieved a mean 2.9 log10 IU/mL decrease in HCV RNA and 18.75% (3 of 16) patients achieved RVR (<15 IU/ml).

In a harder to treat, non-responder, genotype 2 and 3 HCV patient population treated for 4 weeks:

•	Results with R7128 1500mg bid with SOC led to 90% of patients achieving an RVR (<15 IU/ml) compared to 60% in the standard of care arm.

In November 2008, Pharmasset, Roche and InterMune initiated the INFORM-1 trial to investigate the combination of R7128 with InterMune’s R7227 (ITMN-191), a protease inhibitor in HCV patients in the absence of pegylated interferon and ribavirin. Patients will receive a maximum of 14 days of combination treatment, followed by Pegasys® plus Copegus® for a further 46 weeks. The aim of the study is to investigate the safety and antiviral activity of the combination.

About Pharmasset

Pharmasset is a clinical-stage pharmaceutical company committed to discovering, developing and commercializing novel drugs to treat viral infections. Pharmasset's primary focus is on the development of oral therapeutics for the treatment of hepatitis B virus (HBV), hepatitis C virus (HCV) and human immunodeficiency virus (HIV).

Pharmasset is currently developing three product candidates. Clevudine, for the treatment of chronic HBV infection, is enrolling Phase 3 clinical trials for registration in North, Central and South America and Europe. Clevudine is already approved for HBV in South Korea and marketed by Bukwang Pharmaceuticals in South Korea under the brand name Levovir. R7128, an oral treatment for chronic HCV infection, has completed a 4-week clinical trial in combination with Pegasys® plus Copegus® through a strategic collaboration with Roche. Racivir, which is being developed for the treatment of HIV in combination with other approved HIV drugs, has completed a Phase 2 clinical trial.

Pegasys® and Copegus® are registered trademarks of Roche.

Contact

Richard E. T. Smith, Ph.D.

VP, Investor Relations and Corporate Communications

richard.smith@pharmasset.com

Office: +1 (609) 613-4181

Forward-Looking Statements

Pharmasset “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties, including without limitation, the risk that adverse events could cause the cessation or delay of any of the ongoing or planned clinical trials and/or our development of our product candidates, the risk that the results of previously conducted studies involving our product candidates will not be repeated or observed in ongoing or future studies involving our product candidates, the risk that our collaboration with Roche will not continue or will not be successful and the risk that any one or more of our product candidates will not be successfully developed and commercialized. For a discussion of these risks and uncertainties, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section of our Annual Report on Form 10-K for the fiscal year ended September 30, 2008 filed with the Securities and Exchange Commission entitled “Risk Factors” and discussions of potential risks and uncertainties in our subsequent filings with the Securities and Exchange Commission.